UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14C INFORMATION

 Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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Preliminary Information Statement

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CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED  BY RULE 14C-5(D)(2))

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Definitive Information Statement

COLLECTIBLE CONCEPTS GROUP, INC.

 (Name of Registrant As Specified In Its Charter)

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Title of each class of securities to which transaction applies:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Collectible Concepts Group, Inc.

(4)  Date Filed:

May 31, 2002

COLLECTIBLE CONCEPTS GROUP, INC.

1600 Lower State Road

Doylestown, PA 18901

(215) 491-1075

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NOTICE OF ACTION BY

WRITTEN CONSENT OF STOCKHOLDERS

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To the Stockholders:

On May 7, 2002, holders of a majority of the common stock, $.001par value, of Collectible Concepts Group, Inc. acted by written consent in lieu of a special meeting of stockholders to adopt amendments to our Certificate of Incorporation. The amendment will effect a 1 for 70 reverse split of the common stock outstanding. It will not reduce the number of authorized shares of common stock.

The Board of Directors has fixed April 30, 2002 as the record date for determining the holders of common stock entitled to notice and receipt of this Information Statement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

COLLECTIBLE CONCEPTS IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors:

/s/ Jeffrey J. Andrews

Jeffrey J. Andrews

SECRETARY

May 31, 2002

COLLECTIBLE CONCEPTS GROUP, INC.

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INFORMATION STATEMENT

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INTRODUCTORY STATEMENT

Collectible Concepts Group, Inc. ("Collectible Concepts") is a Delaware corporation with its principal executive offices located at 1600 Lower State Road, Doylestown, PA 18901. Our telephone number is (215) 491-1075. This Information Statement is being sent to stockholders by our Board of Directors to tell you about action the holders of a majority of our common stock have taken by written consent, in lieu of a special meeting of the stockholders. The action was taken on May 7, 2002, and will be effective when we file a certificate of amendment with the State of Delaware, which we expect to do on or about June 20, 2002. It will effect a 1 for 70 reverse stock split of the common stock.

Copies of this Information Statement are being mailed on or before May 31, 2002 to the holders of record on April 30, 2002 of the outstanding shares of our common stock.

SPECIAL NOTE ON FORWARD LOOKING STATEMENTS

Some of the matters in this information statement are forward-looking statements that involve certain risks and uncertainties. All of these risks and uncertainties could cause actual results to materially differ from those in the forward-looking statements. For a description of additional factors affecting our business, see our periodic reports filed with the Commission.

PURPOSE AND EFFECTS OF THE REVERSE SPLIT

Purposes

The primary purpose of the reverse stock split is to combine the outstanding shares of common stock so that the common stock outstanding after the reverse split trades at a significantly higher price per share than it did before the reverse split.

During 2001, the closing bid price for the common stock on the over the counter Bulletin Board ranged from less that $.01 to $.02 per share. The closing bid price for the common stock on May 7, 2002, was $.004 per share. The Bulletin Board does not require any minimum share price for shares to be quoted on it. However, we believe that such a low quoted market price per share

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may discourage potential new investors,

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increases market price volatility and

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reduces the liquidity of the common stock.

We believe that the reverse stock split will increase the price at which the shares are quoted, but we cannot guarantee that this will happen.

Reasons

We believe that the current per share price level of our common stock has reduced the effective marketability of the shares because many leading brokerage firms are reluctant to recommend low priced stock to their clients. Some investors view low-priced stock as unattractive because of the greater trading volatility sometimes associated with these stocks. In addition, a variety of brokerage house policies and practices relating to the payment of brokerage commissions make the handling of low priced stocks unattractive to brokers from an economic standpoint.

In addition, since brokerage commissions on low-priced stock are generally higher as a percentage of the stock price than commissions on higher priced stock, the current share price of the common stock means that stockholders are paying higher transaction costs than they would pay if the share price were substantially higher. The relatively high commission costs also may limit the willingness of institutions to purchase the common stock at its current low share price.

The reverse split will also increase the number of authorized but unissued shares of common stock. Currently, we do not have enough authorized but unissued shares of common stock to effect the conversion of all our outstanding securities that are convertible shares of common stock. If enough holders of these instruments were to exercise their conversion rights, we would not be able to honor those conversion rights except by buying the necessary shares in the market. Our current cash position is such that we are not in a position to make those purchases.

The present lack of enough authorized but unissued shares may prevent us from responding to other corporate needs or opportunities,  such as financing transactions, possible future acquisitions, employee benefits and other corporate purposes.

The reverse split will make additional authorized but unissued shares available to honor commitments for conversion of outstanding securities and will provide the needed flexibility to respond to opportunities as they arise.

For all the above reasons, we believe the reverse stock split is in the best interests of both the Company and its stockholders. We expect that after the reverse stock split, the common stock will trade at a price significantly higher than the current market price of the common stock. However, we cannot give any assurance that it will trade at seventy times the market price before the reverse stock split.

Effects

Effects on the stockholders

EXCEPT FOR THE MINOR EFFECT OF ROUNDING FRACTIONAL SHARES UP OR DOWN, THE REVERSE STOCK SPLIT WILL NOT AFFECT ANY STOCKHOLDER'S PROPORTIONATE EQUITY INTEREST IN THE COMPANY.

As of April 30, 2001, we had approximately 846 record holders of common stock. Based on information received from the transfer agent and brokerage firms that hold our common stock in custodial or "street" name, we believe our shares were beneficially owned by approximately 11,000 beneficial owners. We estimate that, after the reverse stock split, we will continue to have approximately the same number of stockholders.

A stockholder who has fewer than 70 shares will be entitled to receive, in lieu of a fractional share, upon written request, a cash payment of $.01. Other fractional shares that would result from the reverse split will be rounded up or down to the nearest whole share.

Effect on holders of options, warrants, and convertible securities

After the reverse stock split, the number of shares of common stock that may be purchased upon the exercise of outstanding options, warrants, and other securities convertible into, or exercisable or exchangeable for, common stock, and the per share exercise or conversion prices under those securities, will be adjusted appropriately, so that the aggregate number of shares of common stock that may be issued on exercise or conversion will be one-seventieth of the number issuable before the reverse split, and the aggregate exercise or conversion prices will remain unchanged.

No appraisal rights

Delaware law does not provide dissenters' rights as the result of a reverse stock split. Any stockholders who object will nevertheless be bound by the decision of the majority of stockholders to approve the reverse split on the proposed terms. Objecting stockholders will not be entitled to receive payment for their shares, and will not have any other legal rights to prevent the transaction from occurring.

Effect on the Company

The reverse split will reduce the number of shares of common stock that are issued and outstanding. We are currently authorized under our certificate of incorporation to issue 700,000,000 shares of the common stock. As of April 30, 2002, an aggregate of 679,533,126 shares of the common stock were issued and outstanding. The Reverse Stock Split will reduce the number of issued and outstanding shares of the common stock to approximately 9,707,600; however, the number of authorized shares will remain at 700,000,000.

The par value of the common stock will remain at $.001 per share following the reverse stock split, and the number of shares of the common stock outstanding will be reduced. As a result, the aggregate par value of the outstanding common stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding common stock for statutory and accounting purposes will be correspondingly increased. The reverse stock split will not affect our retained deficit, and stockholders' equity will remain substantially unchanged.

After the reverse stock split is completed, the per share information and the average number of shares outstanding as presented in previously issued consolidated financial statements and other publicly available information about us will be restated to reflect the reverse stock split.

If we had completed the reverse stock split on August 31, 2001, the last date for which our financial statements have been filed with the Securities and Exchange Commission, there would not have been any effect on our $1,612,808 net loss for the 6 month period then ended. However, net loss per share of $.01 per share would have been proportionately increased to approximately $0.17 per share.

Exchange Act registration

The shares are currently registered under the Securities Exchange Act of 1934. We do not expect to deregister our shares as a result of the reverse split, and we intend to continue filing reports under that Act.

Additional effects of authorized but unissued shares

The reverse split will increased the number of authorized but unissued shares of common stock as a percentage of the total number of shares of common stock authorized. Existing stockholders do not have any preemptive rights under the certificate of incorporation or otherwise to purchase any shares of common stock that we may issue. Shares may be issued in the future that may dilute the voting power of existing stockholders, increase or decrease earnings per share and/or increase or decrease the book value per share of the shares then outstanding.

The ability of the Board of Directors to issue additional shares of common stock without further stockholder approval could discourage any possible unsolicited efforts to acquire control of the company. However, the reverse split is not intended as an anti-takeover device, and we are not contemplating any other specific anti-takeover measures. Management is not aware of any third party that may currently intend to accumulate our common stock or to gain control of the Company.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

The following is a summary of the material federal income tax consequences of the reverse stock split to holders of common stock and to Collectible Concepts. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and judicial decisions currently in effect, all of which are subject to change. The summary does not address all aspects of federal income taxation that may apply to a stockholder because of his particular circumstances, and it does not discuss any special rules that may be applicable to some types of investors (for example, estates, trusts, individuals who are not citizens or residents of the United States, foreign corporations, insurance companies, regulated investment companies, tax-exempt organizations and dealers in securities). The discussion assumes throughout that stockholders have held the shares of Collectible Concepts common stock subject to the reverse stock split as capital assets at all relevant times. The summary does not cover the applicability and effect of any state, local or foreign tax laws on the reverse stock split, and investors should accordingly consult their own tax advisors for information about the state, local and foreign tax consequences of the transaction.

THE FOLLOWING DISCUSSION SUMMARIZING CERTAIN FEDERAL TAX CONSEQUENCES IS BASED ON CURRENT LAW. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

Stockholders will not recognize gain or loss from the reverse split. Their adjusted tax basis of their new common stock will be the same as their adjusted tax basis in their existing common stock. The holding period of new common stock received as a result of the reverse split will be the same as holding period for the stockholder's existing common stock.

The reverse split will be a tax-free recapitalization to Collectible Concepts under the Internal Revenue Code. Collectible Concepts will not recognize any gain or loss as a result of the reverse split. There will not be any other material tax consequences to Collectible Concepts from the transaction. The tax consequences of the reverse split to affiliates of Collectible Concepts who are stockholders will be the same to those affiliates as they are to other stockholders. There will be no material tax consequences from the reverse split to affiliates who are not stockholders of Collectible Concepts.

EXCHANGE OF CERTIFICATES

When the reverse stock split is effected, Collectible Concepts or its transfer agent will provide holders of record on the effective date of the reverse stock split with transmittal forms and instructions for exchanging their stock certificates for a new certificate or certificates representing the appropriate number of new shares of Collectible Concepts common stock. On the effective date of the reverse stock split, each certificate representing an outstanding share of Collectible Concepts common stock will be deemed for all corporate purposes, and without further action by any person, to evidence ownership of the reduced whole number of new shares of Collectible Concepts common stock.

If certificates for shares of common stock have been lost or destroyed, we may, in our discretion, accept a properly executed affidavit and indemnity agreement of loss or destruction, in a form satisfactory to us, in lieu of the lost or destroyed certificate. Additional instructions regarding lost or destroyed stock certificates will be included with the transmittal form and instructions sent to stockholders of record after the reverse stock split is effected.

We will send the transmittal form and instructions to stockholders of record promptly after the effective date of the reverse stock split. Do not send in your stock certificate until you receive the transmittal form and instructions.

Stockholders will not have to pay any brokerage commissions in connection with the exchange of certificates.

DESCRIPTION OF COMMON STOCK

Collectible Concepts is authorized to issue 700,000,000 shares of Common Stock, $.001 par value per share. As of April 30 2002, 679,533,126 shares were issued and outstanding. Holders of common stock are entitled to one vote for each share of common stock owned of record on all matters to be voted on by stockholders, including the election of directors. The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available for dividends.

The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provisions. All outstanding shares of common stock are validly issued, fully paid, and nonassessable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information about our common stock beneficially owned as of April 30, 2002 by

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each of our directors, and its principal executive officers, and

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all executive officers and directors as a group.

So far has the Company is aware, no other person owns more than 5% of our common stock

Name and Address	No. of Shares of Common Stock Beneficially Owned		Percentage of Beneficial Ownership (1)
Named Executive Officers and Directors
Paul S. Lipschutz 1600 Lower State Road Doylestown, PA 18901	220,038,549	(1)	29.0%
Jeffrey Andrews 1600 Lower State Road Doylestown, PA 18901	49,270,000		7.3%
All executive officers and directors as a group (2 people)	269,308,549		36.3%

(1)

Does not include 3,075,000 shares owned by Marilyn Lonker, as to which Mr. Lipschutz disclaims beneficial ownership. Includes 26,333 shares owned by the estate of Harvey Benson, of which Mr. Lipschutz serves as Executor. Also includes 10,000,000 options issued on January 1, 1999 under an arrangement in which the ratio of those options to the total shares outstanding when the options were issued would always be maintained until all 10,000,000 options were exercised. At the original issue date, this ratio was 11.52%. As of May 2, 2000, Collectible Concepts had issued 173,951,697 shares of common stock. As of that date, Mr. Lipschutz was eligible to exercise options representing 11.52% of 173,951,697 shares, or 20,039,235 of underlying common stock.

Also included are 500,000 options the Company issued to Mr. Lipschutz on November 30, 1995. Mr. Lipschutz may exercise these options to purchase 500,000 shares of common stock for $.10 per share. The options expire on December 1, 2005.

After the reverse split, the number of authorized shares of common stock will remain unchanged, and approximately 9,707,616 shares will be outstanding. The terms of the shares of common stock before and after the reverse stock split will remain the same.

COSTS OF INFORMATION STATEMENT

The Company will bear the cost of preparing, printing, and mailing this information statement.

AVAILABLE INFORMATION

Collectible Concepts is required to file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You can get copies of these reports, proxy statements and other information at the Commission's public reference facilities at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661. You can also view these filings at the Commission's website at http://www.sec.gov.

SHAREHOLDER PROPOSALS

Any shareholder proposal which may properly be included in the proxy solicitation material for the 2001 annual meeting of shareholders must be received by the Secretary of the Company no later than July 31, 2002.

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